Exhibit 5.1

Barristers & Solicitors I Patent & Trade-mark Agents

Norton Rose Fulbright Canada LLP
Royal Bank Plaza, South Tower, Suite 3800
200 Bay Street, P.O. Box 84
Toronto, Ontario MSJ 224 Canada
November 8, 2018
F: +1 416.216.3930
nortonrosefulbright.com

Kingsway Financial Services Inc.

150 Pierce Road, 6th Floor

Itasca, IL 60143

Dear Sirs/Mesdames:

Kingsway Financial Services Inc. Registration Statement on Form S-8

We have acted as Canadian counsel to Kingsway Financial Services Inc. (the Company), a corporation incorporated pursuant to the Business Corporations Act (Ontario), in connection with the anticipated issuance by the Company of up to 600,000 common shares (each, a Common Share) pursuant to the terms of the Company’s 2013 equity incentive plan dated December 4, 2013 (as amended from time to time, the Amended Plan).

The Amended Plan contemplates the issuance of, among other securities, up to 600,000 restricted common shares in the capital of the Company (the Restricted Common Shares) subject to the terms and conditions of the Amended Plan.

The Company has filed a Registration Statement on Form S-8 (the Registration Statement), with the Securities and Exchange Commission (the Commission) to effect the registration of the Restricted Common Shares issuable under the Amended Plan under the Securities Act of 1933, as amended (the Securities Act).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below, including a certificate of an officer of the Company dated today’s date attaching, among other things, the resolutions of the board of directors of the Company approving the Amended Plan.

In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies or facsimile transmissions and the completeness and accuracy of all the Company’s corporate records in our possession as of the date hereof. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the legal, valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

For purposes of this opinion letter, we have also assumed that: (a) the Registration Statement, and any amendments thereto (including post-effective amendments) will have become effective and such effectiveness will not have been terminated or rescinded; (b) all Restricted Common Shares will be issued in compliance with applicable United States federal and state securities laws and applicable stock exchange rules, and in the manner stated in the Registration Statement; (c) any agreement evidencing an award under the Amended Plan will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (d) at the time of the issuance of the Restricted Common Shares, there will be sufficient common shares in the capital of the Company authorized and unissued under the Company’s then operative articles of incorporation (the Articles) and not otherwise reserved for issuance; (e) at the time of issuance of the Restricted Common Shares, the Company validly exists and is duly qualified and in good standing under the laws of its jurisdiction of incorporation, and has the necessary corporate power for such issuance; (f) at the time of issuance of the Restricted Common Shares, the Articles and then operative bylaws of the Company (the Bylaws and collectively with the Articles, the Charter Documents) are in full force and effect and have not been amended, restated , supplemented or otherwise altered in a manner that would affect the validity of any of the opinions rendered herein, and there has been no authorization of any such amendment, restatement, supplement or other alteration, in either case since the date hereof; (g) the terms, execution and delivery of the Restricted Common Shares (i) do not result in breaches of, or defaults under, agreements or instruments to which the Company is bound or violations of applicable statutes, rules, regulations or court or governmental orders, and (ii) comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or the Restricted Common Shares. We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

Based upon and subject to the foregoing , and in reliance thereon, we are of the opinion that upon receipt by the Company of consideration in the form of past services rendered by the Amended Plan participant, and when issued in accordance with the terms of the Amended Plan, the Restricted Common Shares will be validly issued as fully paid and non-assessable.

The foregoing opinions are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein on the date of this opinion, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

This opinion has been prepared for use solely in connection with the filing of the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement. This opinion is solely for the benefit of the persons to whom it is addressed and not for the benefit of any other person. It may not be used or relied upon by any such addressee for any other purpose or relied upon by any other person for any purpose whatsoever without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours very truly,

/s/ “Norton Rose Fulbright Canada LLP”